UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-A
FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES PURSUANT TO SECTION 12(b) OR 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934
Micron Technology, Inc.

(Exact name of registrant as specified in its charter)

Delaware	75-1618004
(State of incorporation or organization)	(I.R.S. Employer Identification No.)
8000 South Federal Way, Boise, Idaho	83716-9632
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:
Title of each class to be so registered Common Stock, par value $.10 per share	Name of each exchange on which each class is to be registered The Nasdaq Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  [X]
If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  [ ]
Securities Act registration statement file number to which this form relates:
Securities to be registered pursuant to Section 12(g) of the Act:
None

(Title of Class)

This registration statement is filed with the Securities and Exchange Commission (the “SEC”) in connection with the application of Micron Technology, Inc. to list its Common Stock on The Nasdaq Stock Market LLC.

Item 1.  Description of Registrant’s Securities to be Registered

Registrant’s authorized capital stock consists of 3,000,000,000 shares of Common Stock.  The outstanding shares of Common Stock are fully paid and nonassessable.  Holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the shareholders, may cumulate votes in the election of directors and have no preemptive rights.  The Common Stock is neither redeemable nor convertible into other securities, and there are no sinking fund provisions.

Holders of Common Stock are entitled to dividends when and as declared by the Board of Directors from funds legally available therefore and are entitled, in the event of liquidation, to share ratably in all assets remaining after payment of liabilities.

Item 2.  Exhibits

Exhibit
Number	Description of Exhibit

3.1	Restated Certificate of Incorporation of the Registrant (1)
3.2	Bylaws of the Registrant, as amended (2)

(1)	Incorporated by reference to Quarterly Report on Form 10-Q for the fiscal quarter ended May 31, 2001
(2)	Incorporated by reference to Current Report on Form 8-K dated December 10, 2009

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date:  December 21, 2009                                                                             Micron Technology, Inc.

   By:  /s/ Ronald C. Foster
Ronald C. Foster
Chief Financial Officer and
Vice President of Finance